EXHIBIT 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
April 26, 2007	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2007 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 26, 2007 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2007.

Consolidated net income for the first quarter of 2007 totaled $28.4 million, which equaled consolidated net income of $28.4 million for the fourth quarter of 2006, and increased by $6.1 million or 27.4 percent, compared to $22.3 million for the first quarter of 2006.

Earnings per diluted common share (EPS) were $0.76 for the first quarter of 2007, which represents a decrease of 1.3 percent, compared to EPS of $0.77 for the fourth quarter of 2006, and an increase of 31.0 percent, compared to $0.58 for the first quarter of 2006.

First Quarter 2007 Highlights

•                  Net interest income was $93.4 million for the first quarter of 2007, representing an increase of $0.4 million from $93.0 million for the fourth quarter of 2006, and an increase of $9.5 million from $83.9 million for the first quarter of 2006.

•                  Net interest margin (on a fully tax equivalent basis) was 7.58 percent for the first quarter of 2007, compared to 7.50 percent for the fourth quarter of 2006 and 7.25 percent for the first quarter of 2006.

•                  Recovery of loan losses was $0.4 million for the first quarter of 2007, compared to a provision of $5.0 million for the fourth quarter of 2006 and a recovery of $2.5 million for the first quarter of 2006.  In addition, we recorded a reduction of provision for unfunded credit commitments of $1.1 million for the first quarter of 2007, compared to a provision of $0.9 million for the fourth quarter of 2006 and a reduction of $0.5 million for the first quarter of 2006.

•                  Noninterest income was $47.5 million for the first quarter of 2007, representing an increase of $1.6 million from $45.9 million for the fourth quarter of 2006, and an increase of $24.1 million from $23.4 million for the first quarter of 2006.

•                  Noninterest expense was $82.1 million for the first quarter of 2007, representing a decrease of $1.1 million from $83.2 million for the fourth quarter of 2006 and an increase of $11.4 million from $70.7 million for the first quarter of 2006.

•                  Quarterly average loans outstanding totaled $3.26 billion for the first quarter of 2007, which represents an increase of $105.9 million, compared to $3.15 billion for the fourth quarter of 2006, and an increase of $594.1 million, compared to $2.66 billion for the first quarter of 2006.

•                  We repurchased 397,500 shares of our common stock during the first quarter of 2007 at an aggregate cost of $19.1 million under our stock repurchase program.

“We delivered yet another quarter of solid results, driven by continued loan growth and strong credit quality, which indicates we’re firing on all cylinders,” said Kenneth Wilcox, president and CEO of SVB Financial Group.   “We are moving in the right direction in terms of our growth and our expense control, and we expect we’ll continue to see meaningful impact from our efforts in these areas.”

Selected Financial Results

	Three months ended
				% Change from
(Dollars in millions, except per share amounts)	March 31, 2007	December 31, 2006	March 31, 2006	December 31, 2006	March 31, 2006

EPS — Diluted	$ 0.76	$ 0.77	$ 0.58	(1.3)%	31.0%
Net Income	28.4	28.4	22.3	—	27.4
Average Total Assets	$ 5,722.5	$ 5,579.2	$ 5,264.8	2.6	8.7
Return on Average Assets (1)	2.0%	2.0%	1.7%	—	17.6
Return on Average Equity (1)	17.8%	18.2%	15.8%	(2.2)	12.7
Average Loans, Net of Unearned Income	$ 3,257.5	$ 3,151.6	$ 2,663.4	3.4	22.3
Average Investment Securities	1,459.0	1,520.9	1,855.7	(4.1)	(21.4)
Average Deposits	3,851.0	3,830.7	4,061.6	0.5	(5.2)
Average Short-Term Borrowings (2)	548.8	566.2	192.3	(3.1)	185.4
Average Other Long-Term Debt (3)	152.7	69.5	0.1	119.7	—
Fully Taxable Equivalent:
Net Interest Income (4)	$ 93.7	$ 93.4	$ 84.3	0.3	11.2
Net Interest Margin	7.58%	7.50%	7.25%	1.1	4.6
Period End Prime Rate	8.25	8.25	7.75	—	6.5
Average SVB Prime Lending Rate	8.25%	8.25%	7.42%	—%	11.2%

(1)            Ratios represent annualized consolidated net income divided by quarterly average assets/equity.

(2)            Short-term borrowings represent federal funds purchased, Federal Home Loan Bank (“FHLB”) advances maturing in less than one year and securities sold under agreement to repurchase.

(3)            Other long-term debt represents FHLB advances maturing in 2008 and 2009, as well as long-term notes payable.

(4)            Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent.  The tax equivalent adjustments were $0.3 million, $0.4 million and $0.4 million for the quarters ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

Net Interest Income

Net interest income was $93.4 million for the first quarter of 2007, compared to $93.0 million for the fourth quarter of 2006 and $83.9 million for the first quarter of 2006. The increase in the first quarter of 2007, compared to the fourth quarter of 2006 was primarily due to a $1.3 million increase in income from our loan portfolio, partially offset by an increase in interest expense of $0.8 million.  Additionally, the first quarter of 2007 had two fewer days compared to the fourth quarter of 2006.  The increase in interest income from our loan portfolio was primarily related to an increase of fee income, which resulted from loan prepayments recorded in the first quarter of 2007.  The increase in interest expense was primarily related to increases in other long-term debt.

Net interest income on a fully tax equivalent basis was $93.7 million for the first quarter of 2007, compared to $93.4 million for the fourth quarter of 2006 and $84.3 million for the first quarter of 2006.

As of March 31, 2007, 71.0 percent, or $2.4 billion, of our outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices, compared to 73.0 percent, or $2.5 billion as of December 31, 2006 and 72.1 percent, or $2.0 billion as of March 31, 2006.

Net Interest Margin

Net interest margin (on a fully tax equivalent basis) was 7.58 percent for the first quarter of 2007, compared to 7.50 percent for the fourth quarter of 2006 and 7.25 percent for the first quarter of 2006. The increase in the first quarter of 2007, compared to the fourth quarter of 2006 was largely due to growth in average loans and increased fee income due to loan prepayments, partially offset by an increase in other long-term debt.

Noninterest Income

Noninterest income was $47.5 million for the first quarter of 2007, compared to $45.9 million for the fourth quarter of 2006 and $23.4 million for the first quarter of 2006. The increase in the first quarter of 2007, compared to the fourth quarter of 2006, was primarily driven by an $8.5 million increase in net gains on investment securities, of which $7.2 million was attributable to minority interest.  This increase was partially offset by a decrease of $4.9 million in net gains on derivative instruments and a decrease of $1.5 million in corporate finance fees.

Gains (Losses) on Investment Securities, Net

Net gains on investment securities were $12.3 million for the first quarter of 2007, compared to a net gain of $3.8 million for the fourth quarter of 2006 and a net loss of $0.1 million for the first quarter of 2006. Net gains on investment securities of $12.3 million in the first quarter of 2007 were attributable to net gains of $11.3 million from two of our managed funds of funds.  The net gains were primarily related to net increases in the fair values of fund investments.  Of the $11.3 million gain, $10.3 million was attributable to minority interests and these amounts are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Income of Consolidated Affiliates”. As of March 31, 2007, we held investments, either directly or through our managed investment funds, in 370 private equity funds, 50 companies and three venture debt funds.

Client Investment Fees

Client investment fees were $12.0 million for the first quarter of 2007, compared to $12.2 million for the fourth quarter of 2006 and $9.6 million for the first quarter of 2006.

Foreign Exchange Fees

Foreign exchange fees were $5.3 million for the first quarter of 2007, compared to $5.6 million for the fourth quarter of 2006 and $5.2 million for the first quarter of 2006. Foreign exchange fees represent the income differential between purchases and sales of foreign currency exchange on behalf of our clients.

Gains (Losses) on Derivative Instruments, Net

	Three months ended
				% Change from
(Dollars in thousands)	March 31, 2007	December 31, 2006	March 31, 2006	December 31, 2006	March 31, 2006

Total gains (losses) on foreign exchange forwards, net (1)	$ 892	$ (980)	$ (440)	(191.0)%	(302.7)%

Change in fair value of interest rate swap (2)	(341)	430	(2,871)	(179.3)	(88.1)

Equity warrant assets:
Gains on exercise, net	2,983	4,054	568	(26.4)	425.2
Change in fair value (3):
Cancellations and expirations	(747)	(864)	(754)	(13.5)	(0.9)
Other changes in fair value	(814)	4,247	512	(119.2)	(259.0)
Total net gains on equity warrant assets (4)	1,422	7,437	326	(80.9)	336.2
Total gains (losses) on derivative instruments, net	$ 1,973	$ 6,887	$ (2,985)	(71.4)%	(166.1)%

(1)            Represents the change in the fair value of foreign exchange forward contracts executed on behalf of clients and with correspondent banks to economically reduce foreign exchange exposure risk related to certain foreign currency denominated loans.

(2)            For the three months ended March 31, 2007 and December 31, 2006, this amount represents the change in the fair value hedge implemented in April 2006. For the three months ended March 31, 2006, this amount represents the cumulative change in market value of the interest rate swap prior to its designation as a fair value hedge.

(3)            As of March 31, 2007, we held warrants in 1,232 companies.

(4)            Includes net gains on equity warrant assets held by consolidated investment affiliates.  Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Income of Consolidated Affiliates”.

Noninterest Expense

Noninterest expense was $82.1 million for the first quarter of 2007, compared to $83.2 million for the fourth quarter of 2006 and $70.7 million for the first quarter of 2006. The decrease in the first quarter of 2007, compared to the fourth quarter of 2006 was primarily attributable to a net reduction in our provision for unfunded credit commitments of $2.0 million, a decrease of $1.8 million in professional services expense and a decrease of $1.1 million in business development and travel expense.  These decreases were partially offset by an increase of $3.5 million in compensation and benefits expense, primarily due to higher 401(k) matching contributions, an increase in incentive compensation expense and higher employee salaries and wages.

Income Tax Expense

Our effective tax rate was 41.77 percent for the first quarter of 2007, compared to 42.78 percent for the fourth quarter of 2006 and 43.13 for the first quarter of 2006. The decrease in the first quarter of 2007, compared to the fourth quarter of 2006 was primarily attributable to the lower tax impact of certain share-based expenses on the overall pre-tax income.

Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”).  The implementation of FIN 48 did not result in a cumulative effect adjustment to retained earnings.

Credit Quality

(Dollars in thousands)	March 31, 2007	December 31, 2006	March 31, 2006

Nonperforming Loans and Assets:
Total Nonperforming Loans	$10,920	$10,977	$3,923
Other Real Estate Owned	5,677	5,677	5,949
Total Nonperforming Assets	$16,597	$16,654	$9,872

Nonperforming Loans as a Percentage of Total Gross Loans	0.32%	0.31%	0.14%
Nonperforming Assets as a Percentage of Total Assets	0.28%	0.27%	0.18%

Allowance for Loan Losses	$40,256	$42,747	$35,982
As a Percentage of Total Gross Loans	1.19%	1.22%	1.30%
As a Percentage of Nonperforming Loans	368.65%	389.42%	917.21%
Allowance For Unfunded Credit Commitments (1)	$13,544	$14,653	$16,618
Total Gross Loans	$3,381,144	$3,509,560	$2,781,905

(1)            The “Allowance for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

We recognized $4.3 million in gross loan charge-offs and realized $2.3 million in gross loan recoveries during the first quarter of 2007.  This compares to gross loan charge-offs of $3.6 million and gross loan recoveries of $1.9 million for the fourth quarter of 2006, and gross loan charge-offs of $1.4 million and gross loan recoveries of $3.0 million for the first quarter of 2006.

The decreases in the first quarter of 2007, compared to the fourth quarter of 2006 in our allowance for loan losses and our allowance for unfunded credit commitments are a reflection of our strong credit quality as we continue to experience historically low losses in our loan portfolio.

Client Investment Funds and Deposits

	Period end balances at
(Dollars in millions)	March 31, 2007	December 31, 2006	March 31, 2006

Client Investment Funds (1):
Client Directed Investment Assets	$11,879.8	$11,220.9	$10,093.8
Sweep Money Market Funds	2,243.8	2,573.5	2,183.2
Client Investment Assets Under Management	5,203.0	5,165.5	4,091.6
Total Client Investment Funds	19,326.6	18,959.9	16,368.6

Deposits:
Noninterest-Bearing Demand	2,863.4	3,039.5	2,998.2
Negotiable Order of Withdrawal (NOW)	32.3	36.0	38.1
Money Market	652.8	668.8	795.2
Time	326.7	313.3	317.0
Total Deposits	3,875.2	4,057.6	4,148.5

Total Client Investment Funds and Deposits	$23,201.8	$23,017.5	$20,517.1

(1)            Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Average total client investment funds totaled $19.5 billion at March 31, 2007, compared to $18.2 billion at December 31, 2006 and $15.6 billion at March 31, 2006.

Minority Interest in Consolidated Affiliates

Minority interest in net income of consolidated affiliates was $10.4 million for the first quarter of 2007, compared to $1.2 million for the fourth quarter of 2006 and $0.2 million for the first quarter of 2006.  Minority interest in net income of consolidated affiliates of $10.4 million for the first quarter of 2007 was primarily due to $10.3 million in gains on fund investments in two of our managed funds of funds.  Minority interest in capital of consolidated affiliates increased by $29.0 million for the first quarter of 2007, compared to the fourth quarter of 2006, primarily due to equity transactions, which included capital calls of $20.5 million made by our consolidated affiliates and $9.4 million of net income from consolidated affiliates.

Stock Repurchase Program

We repurchased 397,500 shares of our common stock during the first quarter of 2007 at an aggregate cost of $19.1 million, leaving $48.7 million in remaining authorization under our current stock repurchase program, which expires in June 2008.

Outlook for the Second Quarter of 2007 and the Year Ending December 31, 2007

We currently expect second quarter 2007 diluted earnings per share to be between $0.70 and $0.76. For the year ending December 31, 2007, we expect that:

•                  Average loans will increase at a percentage rate in the high-teens and deposits will be flat to slightly down compared to 2006;

•                  Off-balance sheet client funds will grow at an average percentage rate similar to the growth rate of our loan portfolio;

•                  Net interest margin will remain at about the same percentage we recorded for 2006;

•                  Fees for deposit services, letters of credit, foreign exchange and other services, in aggregate, will grow at a percentage rate in the mid-teens; and

•                  Our provision for loan losses will remain slightly below what we recorded for 2006.

Forward Looking Statements; Reclassifications

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include, without limitation, the following:

•             Projections of our revenues, income, earnings per share, noninterest costs (including professional service, compliance, compensation and other costs), cash flows, balance sheet, capital expenditures, capital structure or other financial items

•             Descriptions of our strategic initiatives, plans, objectives and expectations of management

•             Forecasts of expected levels of provisions for loan losses, loan growth and client funds

•             Forecasts of venture capital funding levels, future interest rates and future economic performance

•             Descriptions of assumptions underlying or relating to any of the foregoing

These and other forward-looking statements can be identified by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology.  In this release, particularly in the section “Outlook for the Second Quarter of 2007 and the Year Ending December 31, 2007” above, we make forward-looking statements discussing management’s expectations about our financial performance and financial results (and the components of such results) for the second quarter of 2007 and for the year 2007, as well as the impact from our growth and expense control efforts.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Actual results of operations and financial performance could differ significantly from those expressed in or implied by management’s forward-looking statements.  Factors that may cause the outlook for the second quarter of 2007 and the year 2007 to change include, among others, the following: (i) accounting changes, as required by generally accepted accounting principles in the United States of America, (ii) changes in the state of the economy or the markets served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuation of companies in which we have invested or hold derivative instruments or equity warrants assets, and (vi) variations from our expectations as to factors impacting our cost structure.

For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to our public reports filed with the Securities and Exchange Commission, including our most recently-filed Form 10-K for the year ended December 31, 2006. We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this release, as these statements are based on expectations and are not guarantees.  All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Certain reclassifications were made to prior years’ results to conform to 2007 presentations. Such reclassifications had no effect on our results of operations or stockholders’ equity.

Earnings Conference Call

On April 26, 2007, we will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the first quarter ended March 31, 2007.  The conference call can be accessed by dialing (866) 916-4782 and referencing the conference ID “6060680.”  A listen-only live webcast can be accessed on the Investor Relations section of our website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (Pacific Time), on Thursday, April 26, 2007, through midnight (Pacific Time), on Sunday, May 27, 2007, by dialing (800) 642-1687. A replay of the webcast will also be available on www.svb.com for 12 months following the call.

About SVB Financial Group

For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Alliant, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

Disclaimer:

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except per share amounts)	March 31, 2007	December 31, 2006	March 31, 2006
Interest income:
Loans	$85,232	$83,948	$66,148
Investment securities:
Taxable	16,293	16,809	20,394
Non-taxable	607	685	823
Securities purchased under agreement to resell and other short-term investment securities	3,834	3,358	2,040
Total interest income	105,966	104,800	89,405
Interest expense:
Deposits	2,188	2,047	2,325
Other borrowings	10,414	9,745	3,201
Total interest expense	12,602	11,792	5,526
Net interest income	93,364	93,008	83,879
(Recovery of) provision for loan losses	(407)	4,982	(2,474)
Net interest income after (recovery of) provision for loan losses	93,771	88,026	86,353
Noninterest income:
Gains (losses) on investment securities, net	12,251	3,760	(61)
Client investment fees	12,034	12,181	9,637
Foreign exchange fees	5,259	5,551	5,212
Deposit service charges	3,211	2,924	2,178
Letter of credit and standby letter of credit income	2,931	2,334	2,350
Corporate finance fees	2,915	4,437	2,438
Gains on derivative instruments, net	1,973	6,887	(2,985)
Other	6,887	7,785	4,632
Total noninterest income	47,461	45,859	23,401
Noninterest expense:
Compensation and benefits (1)	53,360	49,887	44,521
Professional services	9,150	10,999	8,355
Furniture and equipment	5,142	4,037	3,704
Net occupancy	4,804	4,754	4,205
Business development and travel	2,915	4,006	2,754
Correspondent bank fees	1,549	1,555	1,130
Telephone	1,433	1,254	907
Data processing services	1,028	1,306	1,128
(Reduction of) provision for unfunded credit commitments	(1,109)	902	(496)
Other	3,845	4,470	4,480
Total noninterest expense	82,117	83,170	70,688
Income before minority interest in net income of consolidated affiliates and income tax expense	59,115	50,715	39,066
Minority interest in net income of consolidated affiliates	(10,356)	(1,169)	(244)
Income before income taxes	48,759	49,546	38,822
Income tax expense	20,368	21,196	16,743
Net income before cumulative effect of change in accounting principle	28,391	28,350	22,079
Cumulative effect of change in accounting principle, net of tax (2)	—	—	192
Net income	$28,391	$28,350	$22,271
Earnings per common share — basic before cumulative effect of change in accounting principle	$0.82	$0.83	$0.63
Earnings per common share — diluted before cumulative effect of change in accounting principle	$0.76	$0.77	$0.57
Earnings per common share — basic	$0.82	$0.83	$0.63
Earnings per common share — diluted	$0.76	$0.77	$0.58
Weighted average shares outstanding — basic	34,421,882	34,290,427	35,085,991
Weighted average shares outstanding — diluted	37,162,832	37,023,600	38,447,399

(1)            Compensation and benefits included share-based payments of $3.8 million, $4.6 million and $5.9 million for the three months ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

(2)             The cumulative effect of change in accounting principle, net of tax, on previously granted restricted stock for the effects of adopting SFAS 123(R) Share-Based Payment.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2007	December 31, 2006	March 31, 2006
Assets:
Cash and due from banks	$309,933	$393,284	$293,022
Securities purchased under agreement to resell and other short-term investment securities	254,941	239,301	256,973
Investment securities	1,657,539	1,692,343	1,944,335
Loans, net of unearned income	3,358,390	3,482,402	2,757,980
Allowance for loan losses	(40,256)	(42,747)	(35,982)
Net loans	3,318,134	3,439,655	2,721,998
Premises and equipment, net of accumulated depreciation and amortization	37,868	37,306	26,922
Goodwill	21,296	21,296	35,638
Accrued interest receivable and other assets	248,145	258,267	167,380
Total assets	$5,847,856	$6,081,452	$5,446,268

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$2,863,399	$3,039,528	$2,998,220
Negotiable order of withdrawal (NOW)	32,325	35,983	38,071
Money market	652,741	668,794	795,216
Time	326,734	313,320	316,999
Total deposits	3,875,199	4,057,625	4,148,506
Short-term borrowings	583,901	683,537	289,604
Contingently convertible debt	148,673	148,441	147,810
Junior subordinated debentures	51,809	51,355	49,560
Other long-term debt	152,669	152,669	2,574
Other liabilities	187,147	193,296	83,731
Total liabilities	4,999,398	5,286,923	4,721,785

Minority interest in capital of consolidated affiliates	194,993	166,015	138,365

Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 34,229,797 shares, 34,401,230 shares and 35,466,037 shares outstanding, respectively	34	34	35
Additional paid-in capital	—	4,873	3,075
Retained earnings	668,486	641,528	614,501
Accumulated other comprehensive loss	(15,055)	(17,921)	(31,493)
Total stockholders’ equity	653,465	628,514	586,118
Total liabilities, minority interest and stockholders’ equity	$5,847,856	$6,081,452	$5,446,268

Capital Ratios:
Total risk-based capital ratio	14.55%	13.95%	15.88%
Tier 1 risk-based capital ratio	12.98	12.34	13.46
Tier 1 leverage ratio	12.55	12.46	12.28

Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	86.66%	85.82%	66.48%
Book value per share	$19.09	$18.27	$16.53
Full-time equivalent employees	1,156	1,140	1,032

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	March 31, 2007			December 31, 2006			March 31, 2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Securities purchased under agreement to resell and other short-term investments (1)	$293,574	$3,834	5.30%	$265,798	$3,358	5.01%	$196,894	$2,040	4.20%
Investment securities:
Taxable	1,405,006	16,293	4.70	1,459,289	16,809	4.57	1,781,098	20,394	4.64
Non-taxable (2)	54,018	934	7.01	61,620	1,054	6.79	74,628	1,266	6.88
Loans:
Commercial	2,730,868	75,321	11.19	2,636,896	74,000	11.13	2,240,951	58,565	10.60
Real estate construction and term	230,053	3,823	6.74	222,710	3,847	6.85	174,701	2,939	6.82
Consumer and other	296,586	6,088	8.32	291,985	6,101	8.29	247,796	4,644	7.60
Total loans, net of unearned income	3,257,507	85,232	10.61	3,151,591	83,948	10.57	2,663,448	66,148	10.07
Total interest-earning assets	5,010,105	106,293	8.60	4,938,298	105,169	8.45	4,716,068	89,848	7.73
Cash and due from banks	277,025			243,788			246,486
Allowance for loan losses	(43,611)			(40,923)			(38,036)
Goodwill	21,296			21,278			35,638
Other assets (3)	457,653			416,756			304,638
Total assets	$5,722,468			$5,579,197			$5,264,794

Funding sources:
Interest-bearing liabilities:
NOW deposits	$37,275	$36	0.39%	$33,884	$34	0.40%	$41,826	$41	0.40%
Regular money market deposits	167,973	395	0.95	159,105	280	0.70	283,432	535	0.77
Bonus money market deposits	515,162	1,061	0.84	513,688	1,055	0.81	619,796	1,238	0.81
Time deposits	312,646	696	0.90	317,368	678	0.85	313,890	511	0.66
Short-term borrowings	548,829	7,295	5.39	566,230	7,701	5.40	192,292	2,243	4.73
Contingently convertible debt	148,560	232	0.63	148,311	232	0.62	147,705	232	0.64
Junior subordinated debentures	51,158	841	6.67	51,077	849	6.59	50,190	720	5.82
Other long-term debt	152,669	2,046	5.44	69,517	963	5.50	137	6	17.76
Total interest-bearing liabilities	1,934,272	12,602	2.64	1,859,180	11,792	2.52	1,649,268	5,526	1.36
Portion of noninterest-bearing funding sources	3,075,833			3,079,118			3,066,800
Total funding sources	5,010,105	12,602	1.02	4,938,298	11,792	0.95	4,716,068	5,526	0.48

Noninterest-bearing funding sources:
Demand deposits	2,817,960			2,806,656			2,802,607
Other liabilities	152,129			129,484			119,469
Minority interest in capital of consolidated affiliates	171,282			164,182			120,808
Stockholders’ equity	646,825			619,695			572,642
Portion used to fund interest-earning assets	(3,075,833)			(3,079,118)			(3,066,800)
Total liabilities, minority interest and stockholders’ equity	$5,722,468			$5,579,197			$5,264,794
Net interest income and margin		$93,691	7.58%		$93,377	7.50%		$84,322	7.25%
Total deposits	$3,851,016			$3,830,701			$4,061,551

Average stockholders’ equity as a percentage of average assets			11.30%			11.11%			10.88%

(1)            Includes average interest-bearing deposits in other financial institutions of $41.8 million, $34.9 million and $27.8 million for the first quarter of 2007, fourth quarter of 2006 and first quarter of 2006, respectively.

(2)            Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $0.3 million, $0.4 million and $0.4 million for the quarters ended March 31, 2007, December 31, 2006 and March 31, 2006, respectively.

(3)            Average investment securities of $211.0 million, $191.4 million and $127.7 million for the first quarter of 2007, fourth quarter of 2006 and first quarter of 2006, respectively, were classified as other assets as they were noninterest-earning assets.